UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2020

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-38248	46-3951329
(Commission File Number)	(I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

(469) 250-1185

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.
Other Events.

As previously disclosed by RumbleOn, Inc. (the “Company”), on January 16, 2020, the underwriters in the Company’s recent public offering of Class B Common Stock fully exercised their over-allotment option to purchase an additional 2,700,000 shares of Class B Common Stock (the "Additional Shares") at a public price of $0.57 per share (the "Over-allotment Exercise"). The over-allotment option was granted in connection with the Company’s previously announced public offering of 18,000,000 shares of Class B Common Stock completed on January 14, 2020. On January 17, 2020, the Company issued the Additional Shares and closed the Over-allotment Exercise.

The Over-allotment Exercise increased the aggregate number of shares sold in the offering to 20,700,000. Including the Over-allotment Exercise, net proceeds from the offering, after deducting expenses, were approximately $10.7 million. The Company intends to use the net proceeds of the offering for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising and capital expenditures necessary to grow the business. Pending these uses, the Company may invest the net proceeds in short-term interest-bearing investment grade instruments.

On January 17, 2020, the Company issued a press release announcing the closing of the Over-allotment Exercise. The press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.
Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: January 17, 2020	By:	/s/ Steven R. Berrard
Steven R. Berrard
Chief Financial Officer